Exhibit 99.1

News
For Immediate Release
4 Landmark Square
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Contact:
Robert B. Lewis
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SILGAN ACQUIRES UNICEP PACKAGING

Acquisition Expands and Extends Precision Dosing Dispensing Capabilities

STAMFORD, CT, September 30, 2021 -- Silgan Holdings Inc. (Nasdaq:SLGN), a leading supplier of sustainable rigid packaging solutions for consumer goods products, announced today that it has acquired Unicep Packaging. As a Specialty Contract Manufacturer and Developer (SCMD) solutions provider, this business develops, formulates, manufactures and sells precision dosing dispensing packaging solutions, such as diagnostic test components, oral care applications and skin care products, primarily for the health care, diagnostics, animal health, oral care and personal care markets. It operates two manufacturing facilities located in Spokane, Washington and Sandpoint, Idaho and is projected to generate approximately $45 million in sales and approximately $18.3 million in adjusted EBITDA for 2021.

“Unicep is a clear leader in the rapid development and manufacturing of differentiated precision dosing dispensing packaging solutions for applications in health care, diagnostics and personal care. This acquisition further expands and extends our precision dosing capabilities and comprehensive product offering into new and existing markets,” said Adam Greenlee, President and CEO. “The Unicep team has combined a high-touch commercial philosophy with a proprietary operating platform to excel at meeting the unique requirements of their customers. The business broadens our exposure to health care and Point-of-Care diagnostics markets, has existing capacity for continued growth, complements our global Dispensing and Specialty Closures franchise and is scalable across

SILGAN HOLDINGS
September 30, 2021

our global footprint. We believe the acquisition of Unicep represents another example of our disciplined capital allocation model that has allowed Silgan to consistently create long-term shareholder value, and we look forward to welcoming our newest employees to the Silgan team,” concluded Mr. Greenlee.

The purchase price for this acquisition was $237 million, subject to customary adjustments including for net debt and working capital. With this acquisition, Silgan expects to realize tax benefits having a net present value of approximately $35 million as a result of the step-up in tax basis of the assets from this acquisition. Silgan funded the purchase price for this acquisition with revolving loan borrowings under its senior secured credit facility.

This acquisition is expected to be slightly accretive to the Company’s earnings in 2021, excluding the impact of required purchase accounting adjustments, with additional accretion expected in 2022.
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Silgan is a leading supplier of sustainable rigid packaging solutions for consumer goods products with annual net sales of approximately $4.9 billion in 2020. Silgan operates 112 manufacturing facilities in North and South America, Europe and Asia. The Company is a leading worldwide supplier of dispensing and specialty closures for food, beverage, health care, garden, home, personal care and beauty products. The Company is also a leading supplier of metal containers in North America and Europe for food and general line products. In addition, the Company is a leading supplier of custom containers for shelf-stable food and personal care products in North America.

Statements included in this press release which are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934, as amended. Such forward-looking statements are made based upon management’s expectations and beliefs concerning future events impacting the Company and therefore involve a number of uncertainties and risks, including, but not limited to, those described in the Company’s Annual Report on Form 10-K for 2020 and other filings with the Securities and Exchange Commission. Therefore, the actual results of operations or financial condition of the Company could differ materially from those expressed or implied in such forward-looking statements.
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